Exhibit 99.6

CONSENT OF JASON KON MAN WONG

DT Asia Investments Limited (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: August 26, 2014

/s/ Jason Kon Man Wong
Jason Kon Man Wong